Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS
AND PLANS TO BUILD AUGMENTED CASINO HOTEL IN CRIPPLE CREEK, COLORADO

Las Vegas – January 25, 2021 – Full House Resorts, Inc. (Nasdaq: FLL) today announced preliminary results for the fourth quarter ended December 31, 2020. The preliminary results are subject to the completion of the final financial statements, including the completion of the annual audit by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Company’s actual results may differ as a result of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time that the Company’s results for the fourth quarter and annual period are finalized.

For the fourth quarter of 2020, consolidated net revenues are expected to be in the range of $37.8 million to $38.5 million, compared to $39.0 million for the fourth quarter of 2019. Consolidated operating income for the fourth quarter of 2020 is expected to be in the range of $7.1 million to $8.0 million, compared to an operating loss of $0.4 million for the fourth quarter of 2019. Net income is expected to be in the range of $1.2 million to $4.0 million for the fourth quarter of 2020, an improvement from a net loss of $4.1 million in the fourth quarter of 2019. Adjusted EBITDA(a) is expected to be in the range of $9.3 million to $10.0 million for the fourth quarter of 2020, versus $2.3 million for the fourth quarter of 2019. As of December 31, 2020, the Company had approximately $38 million of cash and equivalents.

Additionally, the Company announced today that its board of directors has approved an increase to the size of its planned expansion of Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado. As previously noted, in November 2020, Colorado voters approved favorable changes to the state’s gaming laws, including the elimination of betting limits and allowing Colorado casinos to offer new table games, such as baccarat and pai gow poker. To reflect the new opportunity created by those changes, the Company has increased the size of its planned Cripple Creek expansion by 67% to approximately 300 luxury guest rooms and suites, from its previously planned 180 guest rooms. Such plans were approved by the Cripple Creek Historic Preservation Commission and Cripple Creek City Council. Final approval requires a second reading by the Cripple Creek City Council, which is scheduled for consideration on February 3. Other planned amenities for the expansion – including a new parking garage, meeting and entertainment space, outdoor rooftop pool, spa, and fine-dining restaurant – remain largely unchanged. The expected investment to complete the Cripple Creek expansion is $180 million, which the Company believes can be financed with debt. Assuming timely completion of such fundraising, the Company intends to build the Cripple Creek expansion in one phase, with completion expected in the fourth quarter of 2022.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Property EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing the Company’s senior secured notes) is also used to determine compliance with certain covenants.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for net income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Full House Resorts, Inc.

Non-GAAP Financial Information

Reconciliation of Net Income and Operating Income to Adjusted EBITDA

(In Millions, Unaudited)

	Preliminary
	Estimated Results Range(1)
	Fourth Quarter 2020
	Low End	High End
Net income	$1.2	$4.0
Income tax benefit	(0.2)	(0.1)
Interest expense, net of amounts capitalized	2.5	2.4
Adjustment to fair value of warrants and other non-operating items	3.6	1.7
Operating income	7.1	8.0
Depreciation and amortization	1.8	1.7
Loss on disposal of assets and other, net	0.3	0.2
Stock-based compensation	0.1	0.1
Adjusted EBITDA	$9.3	$10.0

(1)	Figures presented are projected estimates for the fourth quarter of 2020.

This press release contains preliminary unaudited and estimated financial results which are subject to the completion of the final financial statements, including the review of those financial statements by the Company’s internal accounting professionals and its audit committee, and the completion of the annual audit by the Company’s independent registered public accounting firm. The preliminary financial results included in the press release have been prepared by, and are the responsibility of, the Company’s management. The Company’s actual financial results for the fourth quarter of 2020 have not yet been finalized by management. These results are not a comprehensive statement of all financial results for the fourth quarter of 2020. The Company is required to consider all available information through the finalization of its financial statements and their possible impact on its financial conditions and results of operations for the period. As a result, subsequent information or events may lead to material differences between the information about the preliminary results of operations described in this press release and the results of operations described in the Company’s subsequent annual report. Accordingly, you should use caution and not place undue reliance on the preliminary financial results.

Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our expected results of operations; our ability to finance the planned Cripple Creek expansion in the debt capital markets; our ability to obtain final city council approval for the planned Cripple Creek expansion; the expected amenities of the planned Cripple Creek expansion; and the expected construction budget and timeline for the planned Cripple Creek expansion. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic on our business, constructions projects, indebtedness, financial condition and operating results; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete the planned Cripple Creek expansion project on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues re-open; the inability to obtain financing upon reasonable terms or at all, including for projects such as the planned Cripple Creek expansion project; the potential increase in our indebtedness due to the planned Cripple Creek expansion; construction risks and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, our Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaims any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com